Exhibit 10.1

ASSIGNMENT AGREEMENT

THIS AGREEMENT dated for reference the 1st day of December, 2009

BETWEEN:

Ironwood Gold Corp., 7047 E. Greenway Parkway, #250 Scottsdale, AZ 85254

(the "Assignee")

AND:

Kingsmere Mining Ltd., 73460 Desert Greens Drive North Palm Desert Cal. 92260

("Kingsmere" or the "Assignor")

WHEREAS:

A.                     Teck Co, LLC ("Teck") and Kingsmere entered into an option agreement dated October 26, 2009, attached hereto as Exhibit "A" (the "Option Agreement") wherein Kingsmere has an exclusive option to acquire from Teck an undivided 100% right, title and interest in and to certain mineral claims known as the Haystack Property, located in Nevada as set out in Schedule "A" of the Option Agreement (the "Property"); and

B.                      Kingsmere wishes to assign to the Assignee all of Kingsmere's right, title and interest in and to the Option Agreement and the Property in accordance with the terms of this Agreement (the "Assignment").

NOW THEREFORE, in consideration of the sum of $10.00 now paid by the Assignee to the Assignor (the receipt and sufficiency of which are hereby acknowledged by the Assignor), the Assignor covenant and agree as follows:

THE ASSIGNMENT AND ACCEPTANCE

1.                      Kingsmere hereby unconditionally forever assigns and transfers to the Assignee all of Kingsmere's right, title and interest in and to the Option Agreement and the Property and all benefits and advantages to be derived therefrom (the "Assignment").

2.                      In consideration for the Assignment, the Assignee hereby agrees to issue 10,000,000 restricted shares of common stock of the Assignee (the "Consideration Shares"), to be issued as to 8,500,000 Consideration Shares to the Assignor or as directed by the Assignor, and 1,500,000 Consideration Shares to Teck Resources Limited (pursuant to section 11.1 of the Option Agreement and the letter of instruction from Teck Co. Lie to Ironwood dated,                         2009), to be issued within 30 days of the date of execution of this Agreement upon the delivery of the necessary documentation from each of Teck and the Assignor to allow for the issuance of the Consideration Shares pursuant to exemptions from the registration requirements of the United States Securities Act of 1933, as amended (the "1933 Act").

3.                      In consideration for the Assignment, the Assignee hereby agrees to pay US$300,000 (the "Cash Consideration"), to be paid as to $255,000 to the Assignor, and $45,000 to Teck (pursuant to section 11.1 of the Option Agreement), to be paid upon execution of this Agreement.

4.                      The Assignee hereby covenants and agrees with the Assignor that the Assignee will fully and faithfully abide by all terms and conditions of the Option Agreement and fully and faithfully perform all responsibilities and obligations of the Assignor under the Option Agreement. This includes agreeing to make all monetary and royalty payments to Teck and all required payments and property expenditures as set out in the Option Agreement and to recognize Teck's earn-in rights to the Property as provided for in Sections 12 and 13 of the Option Agreement.

5.                      The Assignor hereby covenants and agrees with the Assignee that the Assignor shall be responsible for the shortfall of any required payments and property expenditures as set out in the Option Agreement that the Assignee has not paid.

6.                      The Assignor represents and warrants to the Assignee, with the knowledge that the Assignee relies upon same in entering into this Agreement, that:

(a)
the mineral claims comprising the Property (as defined therein), the Option Agreement and the mineral agreements in respect thereof have been, to the best of the Assignors' knowledge and belief after due inquiry, duly and validly located, granted, entered into and recorded, as the case may be, pursuant to the laws of the jurisdiction in which the Property is situate and are in each case in good standing with respect to all filings, fees, rentals, taxes, assessments, work commitments and other obligations and conditions on the date hereof and until the dates set opposite the respective names;

(b)
the Assignor has all requisite power and capacity, and has duly obtained all requisite authorizations and performed all requisite acts, to enter into and perform their obligations hereunder, they has duly executed and delivered this Agreement and such constitutes a legal, valid and binding obligation of them enforceable against them in accordance with the Agreement's terms, and the entering into of this Agreement and the performance of their obligations hereunder does not and will not result in a breach of, default under or conflict with any of the terms and provisions of any of their constituting documents, any resolutions of their partners, any indenture, agreement or other instrument to which they are a party or by which they are bound or the Property may be subject, or any statute, order, judgment or other law or ruling of any competent authority;

(c)
there are neither any adverse claims or challenges against, or to the ownership or title to, any of the mineral claims comprising the Property or to the validity or enforceability of any of the mineral agreements in respect thereof, nor to the knowledge of the Assignors after due inquiry is there any basis therefor, and there are no outstanding agreements, options or other rights and interests to acquire or purchase the Property or any portion thereof or any interest therein, and no person has any royalty or other interest whatsoever in the production from any of the mineral claims comprising the Property or otherwise;

(d)	the Option Agreement is in good standing as at the date hereof and no default has occurred therein;

(e)	the Assignor is an "accredited investor" as the term is defined in section 501(a) of Regulation I) under the 1933 Act, by virtue of its respective equity owners each being accredited investors;

(f)
the Assignor has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto and they are duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by their directors, shareholders and others have been obtained to authorize execution and performance of this Agreement on behalf of the Assignors;

(g)
the Assignor (i) has adequate net worth and means of providing for their current financial needs and possible personal contingencies, (ii) has no need for liquidity in this investment, and (iii) is able to bear the economic risks of an investment in the Consideration Shares for an indefinite period of time, and can afford the complete loss of such investment;

(h)	the Assignor is aware that an investment in the Assignee is speculative and involves certain risks, including the possible loss of the investment;

(i)
the Assignor is receiving the Consideration Shares for their own account for investment purposes only and not for the account of any other person and not for distribution, assignment or resale to others, and no other person has a direct or indirect beneficial interest in such Consideration Shares, and the Assignor has not subdivided its respective interest in the Consideration Shares with any other person;

(j)
the Assignor is not an underwriter of, or dealer in, the common shares of the Assignee, nor is the Assignor participating, pursuant to a contractual agreement or otherwise, in the distribution of the Consideration Shares;

(k)
the Assignor is not aware of any advertisement of any of the Consideration Shares and are not acquiring the Consideration Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; and

(I)            no person has made to the Assignor any written or oral representations:

(i)	that any person will resell or repurchase any of the Consideration Shares;

(ii)	that any person will refund the purchase price of any of the Consideration Shares;

(iii)	as to the future price or value of any of the Consideration Shares; or

(iv)
that any of the Consideration Shares will be listed and posted for trading on any stock exchange or automated dealer quotation system or that application has been made to list and post any of the securities of the Assignee on any stock exchange or automated dealer quotation system.

7.                            The Assignor acknowledges and agrees that:

(a)
the Consideration Shares have not been registered under the United States Securities Act of 1933, as amended (the "1933 Act"), or under any state securities or "blue sky" laws of any state of the United States, and are being offered only in a transaction not involving any public offering within the meaning of the 1933 Act, and, unless so registered, may not be offered or sold in the United States or to U.S. Persons (as defined in Regulation S promulgated under the 1933 Act), except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act, and in each case only in accordance with applicable state securities laws;

(b)
the Assignee will refuse to register any transfer of the Consideration Shares not made in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act;

(c)	the Assignee has not undertaken, and will have no obligation, to register any of the Consideration Shares under the 1933 Act;

(d)
the decision to execute this Agreement and accept the Consideration Shares has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Assignee and such decision is based entirely upon a review of information (the "Assignee Information") which has been provided by the Assignee to the Assignor. If the Assignee has presented a business plan or any other type of corporate profile to the Assignors, the Assignors acknowledge that the business plan, the corporate profile and any projections or predictions contained in any such documents may not be achieved or be achievable;

(e)
the Assignor and their advisor(s) have had a reasonable opportunity to ask questions of and receive answers from the Assignee regarding the Consideration Shares, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the accuracy of the information contained in the Assignee Information, or any business plan, corporate profile or any other document provided to the Assignors;

(f)
the books and records of the Assignee were available upon reasonable notice for inspection, subject to certain confidentiality restrictions, by the Assignors during reasonable business hours at its principal place of business and that all documents, records and books pertaining to the Consideration Shares have been made available for inspection by the Assignors, the Assignors' attorney(ies) and/or advisor(s);

(g)
the Assignee is entitled to rely on the representations and warranties and the statements and answers of the Assignors contained in this Agreement, and the Assignors will hold harmless the Assignee from any loss or damage it may suffer as a result of the Assignors' failure to correctly complete this Agreement;

(h)
the Assignor will indemnify and hold harmless the Assignee and, where applicable, its respective directors, officers, employees, agents, advisors and shareholders from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon any representation or warranty of the Assignor contained herein, or in any other document furnished by the Assignor to the Assignee in connection herewith, being untrue in any material respect or any breach or failure by the Assignor to comply with any covenant or agreement made by the Assignor to the Assignee in connection therewith;

(0
the Assignor has been advised to consult its own legal, tax and other advisors with respect to the merits and risks of an investment in the Consideration Shares and with respect to applicable resale restrictions and it is solely responsible (and the Assignee is in any way responsible) for compliance with applicable resale restrictions;

(j)
the Consideration Shares are not listed on any stock exchange or automated dealer quotation system and no representation has been made to the Assignors that any of the Consideration Shares will become listed on any stock exchange or automated dealer quotation system;

(k)	neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Consideration Shares;

(1)	no documents in connection with this Agreement have been reviewed by the SEC or any state securities administrators; and

(m)	there is no government or other insurance covering any of the Consideration Shares.

8.                      The Assignor will at all times hereafter execute and deliver, at the request of the Assignee, all such further documents, deeds and instruments, and will do and perform all such acts as may be necessary or desirable to give full effect to the intent and meaning of this Agreement. Without limiting the generality of the foregoing, the Assignor will execute such financing statements, financing change statements, notices or directions as may be necessary or advisable to cause all pertinent offices of public record to amend their records to show the interests of the Assignee in the Option Agreement.

9.                      Each of the parties to this Agreement acknowledges that such party has read this document and fully understands the terms of this Agreement, and acknowledges that this Agreement has been executed voluntarily after either receiving independent legal advice, or having been advised to obtain independent legal advice and having elected not to do so

10.                   This ..Agreement will enure to the benefit of the Assignee and' its successors and assigns, and. will be binding upon the Assignors and their successors and assigns.

This Agreement will be governed by and construed in accordance with the laws in force in the State of Nevada and the parties submit to the non-exclusive jurisdiction of the courts of State of Nevada in any proceedings' pertaining to the Assignment or this Agreement.

 12. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document, Ali counterparts will be construed together and will constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Ironwood Gold Corp.

Per:
Authorized Signatory

Kingsmere Mining Ltd.

Per:
Authorized Signatory

Agreement has been executed voluntarily after either receiving independent legal advice, or having been advised to obtain independent legal advice and having elected not to do so

10.                    This Agreement will enure to the benefit of the Assignee and its successors and assigns, and will be binding upon the Assignors and their successors and assigns.

11.                    This Agreement will be governed by and construed in accordance with the laws in force in the State of Nevada and the parties submit to the non-exclusive jurisdiction of the courts of State of Nevada in any proceedings pertaining to the Assignment or this Agreement.

12.                    This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts will be construed together and will constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Ironwood Gold Corp.

Per:
Authorized Signatory

Kingsmere Mining Ltd.

Per:

Exhibit A

Option Agreement

TECK CO, LLC

October 26, 2009

Kingsmere Mining Ltd.
73460 Desert Greens Drive N., Palm Desert, California 92260
Attention: Jim MacKenzie, President

Dear Sirs:

Re: Haystack Property, Nevada

Further to our recent conversations on the above subject, this agreement (the “Agreement”) sets out the agreement between Teck CO, LLC (“Teck”) and Kingsmere Mining Ltd. (“Kingsmere”) whereby Kingsmere is granted an option to acquire an interest in Teck’s Haystack Property located in the State of Nevada (the “Property”, more fully described in Schedule “A” attached hereto), subject only to certain options for Teck to earn back various interests and a royalty reserved to Teck with respect to the Property. The terms and conditions of this transaction are as follows:

Unless otherwise noted, all amounts are in United States dollars.

1.           Representations and Warranties

1.1         Teck warrants and represents to Kingsmere that:

(a)	it is duly organized and validly existing under the laws of Colorado;

(b)	subject to the superior rights of the United States of America, it is the sole legal and beneficial owner of a 100% interest in the Property;

(c)	the Property is accurately described in Schedule “A” attached hereto;

(d)
it has not granted or created any mortgages, liens, charges, pledges, security interests or other financial encumbrances against the Property, and it has not granted any person the right to use the Property, or to any royalty or other interest whatsoever in production therefrom;

(e)
the Property is free and clear of all liens, charges and encumbrances arising from operations on or related to the Property by Teck (except for taxes not yet due, other inchoate liens and liens contested in good faith by Teck) and Teck has not done any work or entered into any commitments whereby the Property has been or may become encumbered;

(f)	it has the exclusive right and necessary lawful authority to explore for minerals on the Property;

(g)	the mining claims and other rights that comprise the Property are in good standing with respect to Teck paying taxes;

(h)
it is not a party to any underlying agreements, other than certain confidentiality agreements with third parties who received data from Teck in order to evaluate the Property, with respect to the Property including surface owner agreements, water use agreements or other rights or interests to the lands covered by the Property;

(i)
Teck has not received notice of any suits, actions, prosecutions, investigations or proceedings, actual, pending or threatened, against or affecting Teck or that relates to or may have an adverse effect on the Property or Teck’s ownership or rights to explore and develop the Property; and

(j)
it has the right, power and authority to enter into this Agreement and to dispose of the Property free of any consent rights, preferential purchase rights or other restrictions held by other parties, and it has obtained all necessary third party and internal corporate approvals, consents and authorizations to enter into this Agreement and complete the transactions contemplated in this Agreement.

1.2          Kingsmere warrants and represents to Teck that:

(a)	it is duly organized and validly existing under the laws of Nevada; and

(b)
it has the right, power and authority to enter into this Agreement, and it has obtained all necessary internal corporate approvals, consents and authorizations to enter into this Agreement and complete the transactions contemplated in this Agreement.

2.           Covenants

2.1
Until the transfer of the Property to Kingsmere Teck covenants, subject to Kingsmere providing Teck documentation and funds, to file assessment work and make all necessary payments as requested by Kingsmere.

2.2
If the Property is transferred to Kingsmere, during the term of the T-1 Option and any T−2 Option, Kingsmere covenants, subject to Teck providing Kingsmere documentation and funds, to file assessment work and make all necessary payments as requested by Teck.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202 telephone: 509 747-6111 facsimile: 509 459-4400

3.           Indemnification

3.1
Subject to §3.4, Teck will indemnify, hold harmless and release Kingsmere, its officers, directors and employees from and against any and all claims, causes of action, liabilities, obligations, losses, damages, penalties, fines, settlements, costs or expenses of any nature whatsoever, including without limitation reasonable attorneys’ fees and disbursements arising from:

(a)	any of Teck’s representations or warranties set forth in § 1.1 of this Agreement being incorrect or untrue when made or any state of facts contrary to any such representation or warranty; and

(b)	any breach of Teck’s covenants, duties, obligations or agreements contained in this Agreement.

3.2
Subject to §3.4, Kingsmere will indemnify and hold harmless and release Teck, its officers, directors and employees from and against any and all claims, causes of action, liabilities, obligations, losses, damages, penalties, fines, settlements, costs or expenses of any nature whatsoever, including without limitation reasonable attorneys’ fees and disbursements, arising from:

(i)	any of Kingsmere’s representations or warranties set forth in §1.2 of this Agreement being incorrect or untrue when made or any state of facts contrary to any such representation or warranty; and

(ii)	any breach of Kingsmere’s covenants, duties, obligations or agreements contained in this Agreement.

3.3
Subject to §3.4, Kingsmere and Teck will indemnify and save harmless the other and its respective directors, officers and employees from and against any liability whatsoever for any loss, damage, claim, demand, lien, action or suit, charge or expense, including legal fees, on account of injury to or the death of any person, damage to or loss of any property, or infringement or interference of patent (collectively the “Liabilities”), as follows:

(a)
Kingsmere will indemnify Teck as aforesaid for Liabilities which arise directly or indirectly from any work done by or for Kingsmere on or in respect of the Property during the term of the K-1 Option (as defined in §4.1); and

(b)
Teck will indemnify Kingsmere as aforesaid for Liabilities which arise directly or indirectly from any work done by or for Teck on or in respect of the Property during the term of any T-1 Option or T-2 Option (as defined in § 12. 1, and § 13.1 respectively).

3.4
No party hereto shall be liable to another party hereto in contract, tort or otherwise for special, incidental, punitive or consequential damages, including, without limiting the generality of the foregoing, loss of profits or revenues.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202 telephone: 509 747-6111 facsimile: 509 459-4400

3.5
Except for the provisions of this Agreement providing for elections to contribute and contributions to programs, Mandatory Programs (as defined in §20.1), production programs and operating plans, with which the parties must strictly comply, and except as otherwise provided in this Agreement, if any party (a “Defaulting Party”) is in breach or default of any requirement herein set forth, the other party may give Notice to the Defaulting Party specifying the breach or default. The Defaulting Party shall not lose any rights under this Agreement unless promptly and in any event within 30 days after the giving of Notice (as defined in §31.1) of default given by the other party, the Defaulting Party has failed promptly to take reasonable steps to cure the breach or default by the appropriate performance. Upon any such failure the other party shall be entitled to seek any remedy it may have on account of such default.

Option Terms

4.            The K-1 Option

4.1
Subject as hereinafter provided, Teck hereby grants to Kingsmere the sole, exclusive and irrevocable right and option to earn, subject to the T-1 Option, T-2 Option and the NSR, an undivided 100% interest in and to Teck’s interest in the Property (the “K-1 Option”)

4.2
If Kingsmere exercises the K-1 Option, Teck shall, in addition to the T-1 Option and T-2 Option, retain a 2.5% net smelter returns royalty (the “NSR”) on the Property which net smelter returns royalty is defined and to be calculated and paid as set out in Schedule “B” and Kingsmere will register the NSR against its interest in title.

4.3
In order for Kingsmere to exercise the K-1 Option, Kingsmere must incur, subject to §4.7 and to events of force majeure, an aggregate $2,000,000 in Expenditures (as defined in §5) on or before September 30, 2012 as follows:

On or Before	Cumulative Expenditures
September 30, 2010	$300,000
September 30, 2011	$700,000
September 30, 2012	$2,000,000

The first $100,000 of the Expenditures are a commitment, whereas the balance of the Expenditures are optional.

4.4
Kingsmere shall, forthwith upon having incurred an aggregate of $2,000,000 in Expenditures under §4.3, provide Teck Notice, which shall include a statement in reasonable detail evidencing such Expenditures and a technical report on the results obtained from such Expenditures (the “K-1 Expenditure Notice”).

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202 telephone: 509 747-6111 facsimile: 509 459-4400

4.5
The “Kingsmere Earn-in Date” shall be the date, after Kingsmere incurs the Expenditures under §4.3, that Kingsmere delivers the K-1 Expenditure Notice. On the Kingsmere Earn-in Date, Kingsmere will have exercised the K-1 Option and earned a 100% interest in the Property subject to the T-1 Option, T-2 Option and the NSR.

4.6
If Kingsmere fails to incur Expenditures of $100,000 on or before September 30, 2010, Kingsmere will pay Teck, by October 31, 2010, an amount equivalent to the shortfall of those Expenditures actually incurred by Kingsmere, in cash together with interest from September 30, 2010 at a rate, for the period of calculation, as stated by the Bank of America, as being the prime rate charged by it on US Dollar demand loans to its most creditworthy domestic commercial customers (the “Prime Rate”) plus 4%, calculated monthly, until paid; provided that if payment is made by October 31, 2010, the interest will be forgiven.

4.7
If Kingsmere fails to incur requisite aggregate Expenditures to exercise the K-1 Option or to maintain the K-1 Option in good standing Kingsmere may pay to Teck within 30 days following the Expenditure due date, the amount of the deficiency and the amount of such deficiency shall thereupon be deemed to have been Expenditures duly and timely incurred by Kingsmere.

5.	Expenditures Defined

5.1          The term “Expenditures” means:

(a)	all costs, expenses, charges and outlays, direct and indirect, incurred from the date of this Agreement

(i)            by Kingsmere under the K-1 Option; and

(ii)            by Teck under any T-1 Option and any T-2 Option;

on or in respect of a Property, without limiting generality, all on-site costs, costs for prospecting, claim staking, the Property tenure payments, any payments to holders of surface rights, taxes (excluding taxes which are recoverable such as GST), mapping, surveying, permitting, geochemical surveys, geophysical surveys, sampling, assaying, trenching, drilling, geochemical analyses, road building, drill site preparation, compilation, data analysis, drafting, report writing, metallurgical testing; metallurgical and economic studies; feasibility studies; reclamation, and all other project expenditures; and

(b)
a charge of 10% of all Expenditures incurred under §5.1(a) in lieu of any fees for administrative services, head office overhead, use of the corporate infrastructure, and other general services provided by Kingsmere during the K-1 Option period or Teck during the term of any T-1 Option and any T-2 Option, including but not limited to costs for officers and their expenses, secretarial work, legal, accounting, human resources, taxes, payroll, data processing, employee benefit administration, office rents, office supplies, and other expenditures made for the benefit of the exploration work, which shall not be charged directly in §5.1(a) above.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202 telephone: 509 747-6111 facsimile: 509 459-4400

5.2
For clarity but without limiting the definitions of those terms, there is distinction between Expenditures, which are costs, expenses, charges and outlays incurred during the periods in which the K-1 Option, T-1 Option and T-2 Option are being exercised, and Costs (as defined in § 18. 1), which are costs, expenses, charges and outlays incurred during the term the Joint Venture (as defined in § 15.1) is active.

6.           Termination Prior to Exercise of K-1 Option

6.1
Provided it has completed the $100,000 in aggregate committed Expenditures under §4.3 or made payment to Teck pursuant to §4.6, Kingsmere may, on Notice to Teck at any time prior to exercising the K-1 Option, terminate this Agreement so long as it is not in default of any of its obligations under this Agreement. Further, this Agreement shall terminate if Kingsmere fails to make the requisite Expenditures as set forth in §4.3 within the time periods for incurring those Expenditures, unless Kingsmere pays the amount of any deficiency under §4.7. On termination aforesaid, this Agreement shall, subject as provided below, be of no further force or effect and Kingsmere shall have no interest in the Property; provided, however, that Kingsmere shall satisfy any liabilities which are due or accruing due on the date of termination arising from its operations on or in respect of the Property and Kingsmere shall:

(a)
leave the Property in good standing with respect to work commitments, the filing of assessment work and paying of rental fees and taxes for a period of 60 days from the date of termination, free and clear of all liens, charges and encumbrances arising from operations hereunder (except for taxes not yet due, other inchoate liens and liens contested in good faith by Kingsmere) and in good standing with respect to all applicable environmental, safety and other statutory rules, regulations and orders arising from or applicable to work done on the Property by Kingsmere;

(b)	complete all reclamation sufficient to release any reclamation bonds held by state or federal agencies for exploration and development activities within 180 days of the date of termination; and

(c)
deliver to Teck, within 90 days of termination, a comprehensive report on all work carried out by Kingsmere on the Property (limited to factual matters only), together with all drill cores, assay samples, copies of all maps, drill logs, assay results and other factual technical data compiled by Kingsmere with respect to the Property which were not previously delivered to Teck.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202 telephone: 509 747-6111 facsimile: 509 459-4400

7.           Technical Committee

7.1
The parties shall, as soon as practicable, establish a committee (the “Technical Committee”) to serve as a forum through which all parties can be actually engaged in the design and implementation of work plans and budgets (“Programs”) for the Property and to review Program results from time to time. The Technical Committee shall remain constituted until the earlier of the formation of a Joint Venture or the termination of the T-1 Option unexercised. The Technical Committee’s role is advisory only and is not intended to impede or obstruct Program approval or exploration activities. Final approval of Programs shall rest with Kingsmere during the K-1 Option period and with Teck during the term of any T-1 Option and any T-2 Option period. A party shall be entitled to representation on the Technical Committee and may be represented by such individuals as that party considers appropriate for the subject matter of discussion at the meetings and the nature of the Program to be considered. Without limiting generality, the Technical Committee shall:

(a)          evaluate the results of Program work;

(b)          evaluate and comment upon:

(i)	the scope, budget and timing of proposed Programs including all alternative suggestions or proposals of Technical Committee members; and

(ii)	any proposed acquisitions and proposed terms of acquisition.

7.2
Meetings shall be held on not less than seven days’ Notice from Kingsmere or Teck and shall be held not less frequently than annually unless otherwise agreed by all parties. If both parties are in attendance in person or by conference telephone call, their members may waive in writing the giving of Notice for any meeting, or the addition of business items that may not have been included in the itemized agenda either before or after the meeting.

Holding of Property

8.1
At some point following execution of this Agreement, and no later than 30 days after Kingsmere delivers the K-1 Expenditure Notice, Teck shall transfer its right, title and interest in and to the Property to Kingsmere. Upon such transfer Kingsmere shall hold title to the Property in trust for the parties, against which Teck may record a memorandum of its interest under this Agreement, until the earlier of the termination of the T-1 Option unexercised or the formation of the Joint Venture, at which time Kingsmere shall then transfer all right, title and interest in and to the Property to the Operator and the Operator shall hold the Property subject to this Agreement.

8.           Kingsmere’s Rights and Obligations

9.1
During the currency of the K-1 Option and thereafter until the earlier of the delivery of the T-1 Notice or delivery of the Final Expenditure Notice, Kingsmere for itself and its employees, agents, contractors, representatives and affiliates shall have the right and option, as between Kingsmere and Teck, to:

(a)	enter upon the Property;
TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202 telephone: 509 747-6111 facsimile: 509 459-4400

(b)           have exclusive and quiet possession thereof;

(c)
have the exclusive right to do such prospecting, exploration, development or other mining work thereon and thereunder as Kingsmere in its sole discretion may consider advisable and including, without limitations, the removal of ores, minerals and metals from the Property but only for the purpose of testing; and

(d)	have the exclusive right to bring upon and erect upon the Property such facilities and workings (whether fixed or moveable) as Kingsmere may consider advisable.

9.2
During the currency of the K-1 Option and thereafter until the earlier of the delivery of the T-1 Notice or delivery of the Final Expenditure Notice, Kingsmere shall, prior to November 15th of each year beginning in 2010, deliver to Teck a statement showing in reasonable detail the Expenditures incurred by Kingsmere during the previous 12 month period ending September 30th and the aggregate Expenditures incurred to the end of such period. Teck shall have 60 days from the time of receipt of such statement to request that Kingsmere’s independent external auditors review the accounts and provide their audit opinion as to the correctness of the statement, and the audit opinion shall be final and determinative of the amount of Expenditures incurred for the audited period; provided that, if such audit opinion discloses a deficiency in the amount of Expenditures required to be incurred to maintain the K-1 Option in good standing, Kingsmere may, unless Teck, in its sole discretion, waives the deficiency or permits Kingsmere to cure the same on the next Program, pay to Teck the amount of such deficiency within 15 days following receipt of Notice of such audited results, whereupon such amount shall be deemed to have been Expenditures incurred during the audited period. Kingsmere will bear the cost of the audit opinion if Kingsmere’s statement overstated Expenditures by greater than 5% or if Kingsmere does not pay the amount of the deficiency as contemplated above, else the cost of the audit opinion shall be borne by Teck. If Teck does not, within the above 60 day period, request that Kingsmere’s independent external auditors provide their audit opinion then such statement shall be deemed to be correct and unimpeachable thereafter.

9.3
During the currency of the K-1 Option and thereafter until the earlier of delivery of the T−1 Notice by Teck and the expiry of the time for Teck to deliver the T-1 Notice, Kingsmere shall assume all obligations and liabilities associated with the Property, and in connection therewith Kingsmere shall:

(a)
keep the Property free and clear of all liens, charges and encumbrances arising from its operations hereunder (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by Kingsmere) and shall proceed with all diligence to contest and discharge any such lien that is filed and shall keep the Property in good standing by doing all necessary exploration work and all other acts and things which may be necessary in that regard and, while Teck holds title to the Property, providing Teck documentation and funds in advance of any due dates in order for Teck to file such work and make all necessary payments to maintain tenure to the Property in good standing;

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202 telephone: 509 747-6111 facsimile: 509 459-4400

(b)
permit Teck, or its representatives duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times and access to all factual records in the possession of Kingsmere, its representatives and agents in connection with work done on or with respect to the Property;

(c)
furnish Teck with annual reports by November 15th of each year during the conduct of the work carried out by Kingsmere on or with respect to the Property and results obtained, together with regular (no less than quarterly) technical progress updates on the status of exploration in both printed and digital formats; provided that it will report any material results immediately and provided further that it will promptly provide Teck with more frequent reports upon Teck’s request;

(d)
conduct all work on or with respect to the Property in a manner consistent with good exploration, engineering and mining practices and in compliance with all applicable laws, rules, permits, orders and regulations;

(e)	provide worker's compensation coverage for its personnel;

(f)	arrange and pay for with an insurer and in a form acceptable to Teck, acting reasonably:

(i)	comprehensive general insurance with coverage of at least $5.0 million dollars;

(ii)
automobile liability insurance, having a limit of not less than $2.0 million inclusive for any one occurrence, and insuring against claims for bodily injury, including death, and for Property damage arising out of the use of Kingsmere's owned, leased and non-owned vehicles for the performance of any activities under this Agreement;

(iii)
if helicopter or fixed wing aircraft are used in performance of the work contemplated by this Agreement, policies pertaining to aircraft liability (having a limit of not less than $1.0 million per seat inclusive for any one accident or occurrence; and insuring against claims for personal injury including death) and hull coverage should be included;- 9 -

(iv)       the policy of insurance under §9.3(f)(i) shall include clauses that:

A.
define “additional insureds” as Teck and its affiliates and their directors, officers, employees and agents with respect to the activities of Kingsmere, their agents, contractors, licensees and invitees on or in respect of the Property;

B.	contain a waiver of subrogation in favour of as Teck and its affiliates and their directors, employees, agents, contractors, licensees and invitees; and
TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202 telephone: 509 747-6111 facsimile: 509 459-4400

C.	confirm that the insurer shall provide Teck with at least 30 days Notice of variation, cancellation or termination of the coverage;

(v)
promptly furnish a Certificate of Insurance, to Teck, c/o Teck Resources Limited’s Vice President, Risk & Security at the address as stated in §31.1, as proof of insurance in accordance with §9.3(f)(i); and

(vi)	pay the full deductible amounts if there is a claim against any policy of insurance to be provided by Kingsmere under §9.3(f);

(g)
not bring contaminants onto the Property except as required by standard industry practice in connection with the work being done on the Property and then to handle any such contaminants in a safe and proper manner;

(h)
at all times retain any and all liabilities arising from the handling, treatment, storage, transportation or disposal of environmental or similar contaminants on or near the Property by Kingsmere or by any of Kingsmere’s contractors or agents;

(i)
at its sole cost and expense, remove or take remedial action with regard to any materials released by Kingsmere or its contractors and agents, into the environment at, on or near the Property for which any removal or remedial action is required pursuant to any law, regulation, order or governmental action, whether enacted, made or declared in force before or after the date hereof, provided that:

(i)	no such removal or remedial action shall be taken except after reasonable advance Notice has been given to Teck; and

(ii)	any such removal or remedial action shall be undertaken in a manner so as to minimize any impact to the Property;

so that at the time this Agreement terminates or Teck elects to exercise its T-1 Option, the Property and Kingsmere’s work on the Property are compliant with all laws, including without limitation, environmental laws;

(j)
not abandon any portion of the Property, except as required by law, without the approval of Teck, and if the size of the Property must be reduced in accordance with mining laws, to consult with Teck prior to the reduction;

(k)	not, without the written consent of Teck, not to be unreasonably withheld, commence a work program for the preparation of a Feasibility Study (as defined in §21.2) on the Property; and

(l)	not, without the written consent of Teck, place the Property into commercial production or commence development of the Property as a mine.
TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202 telephone: 509 747-6111 facsimile: 509 459-4400

10.        Continued Funding by Kingsmere and Final Expenditure Notice

10.1
After the Kingsmere Earn-in Date, Kingsmere may continue to incur Expenditures on the Property and upon Kingsmere expending a minimum aggregate of $4,000,000 in Expenditures on the Property, Kingsmere shall forthwith provide Teck Notice (the “Final Expenditure Notice”) of such Expenditures which shall include a report setting out the nature of such Expenditures, a complete summary of the results of its work on the Property and a copy of all technical data not previously delivered to Teck.

11.        Forward Sale of Property

11.1
In addition to Teck’s rights under § 12 and § 13, if at any time prior to the delivery of the Final Expenditure Notice, should Kingsmere transfer, sell, assign or option its interest or rights under this Agreement or the Property to a third party, Kingsmere shall contemporaneous to the closing of such transaction pay Teck 15% of the proceeds (including, but not limited to, cash, securities, or other assets but excluding the value of any work commitment) from such transaction.

12.         The T-1 Option

12.1	Teck reserves from the K-1 Option unto itself the right and option (the “T-1 Option”) to earn back from Kingsmere a 51% interest in the Property under the terms set out in this §12.

12.2
Teck may elect, at any time from the date of this Agreement and up to the 60th  day after the Final Expenditure Notice, to invoke the T-1 Option, as contemplated in §12.1, by delivering Notice to Kingsmere (the “T-1 Notice”) that it is invoking its T-1 Option.

12.3
If Teck delivers the T-1 Notice prior to the receipt of the K-1 Expenditure Notice, Kingsmere shall be deemed to have exercised the K-1 Option and earned a 100% interest in the Property subject only to the T-1 Option, T-2 Option and NSR.

12.4
Teck may exercise the T-1 Option by incurring and sole funding aggregate optional Expenditures equal to 1.5 times the Expenditures incurred by Kingsmere prior to the T-1 Notice (the “T-1 Requirement”) to a maximum Expenditure of $6,000,000 (being 1.5 times the $4,000,000 required for Kingsmere to deliver the Final Expenditure Notice), which Expenditures must be incurred by Teck, subject to events of force majeure, within a time period equal to the period of time in months from the date of this Agreement to the delivery of the T-1 Notice, rounded up to the next closest month (the “T-1 Term”).

12.5
Subject to earlier termination hereunder, Teck shall have exercised the T-1 Option on the date (the “T-1 Exercise Date”) that it has completed the T-1 Requirement in accordance with §12.4 or §12.6 and delivered Notice thereof to Kingsmere, which Notice shall include a statement in reasonable detail evidencing its Expenditures and a technical report on the results obtained from those Expenditures. On the T-1 Exercise Date, the Property shall be owned by Teck as to a 51 % interest and Kingsmere as to a 49% interest and, if Teck hasn’t concurrently delivered the T-2 Notice, a Joint Venture shall be deemed to be formed under § 15.1(a). On the T-1 Exercise Date the NSR retained by Teck under §4.2 shall be extinguished.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202 telephone: 509 747-6111 facsimile: 509 459-4400

12.6
If Teck fails to incur the requisite aggregate Expenditures to maintain the T-1 Option as contemplated in §12.4, and wishes to exercise the T-1 Option, Teck may pay in cash to Kingsmere, within 30 days after the Expenditures’ due date, the amount of the deficiency and any amount so paid shall be deemed to have been Expenditures duly and timely incurred by Teck.

12.7	The T-1 Option will expire if Teck does not deliver the T-1 Notice within the time permitted in § 12.2 and will terminate if:

(a)	Teck fails to incur the requisite Expenditures as contemplated in § 12.4 and fails to make a cash payment in lieu of the deficiency pursuant to § 12.6; or

(b)	Teck elects to terminate the T-1 Option which it may do at any time by giving Notice to Kingsmere;

whereupon Kingsmere will hold the Property as to 100% subject only to the NSR.

13.         The T-2 Option

13.1	Should Teck exercise the T-1 Option, Teck will have the right and option (the “T-2 Option”) to earn back to an additional 14% interest in the Property (to hold a 65% interest).

13.2
Teck may elect, concurrently with delivering Notice under § 12.5 that it has exercised the T-1 Option, to invoke the T-2 Option by delivering Notice (the “T-2 Notice”) to Kingsmere that it is invoking the T-2 Option.

13.3
Teck may earn back the additional 14% interest in the Property (to hold a 65% interest) by incurring and sole funding an additional amount equal to the T-1 Requirement in optional Expenditures (the “T-2 Requirement”), which Expenditures must be incurred by Teck, subject to events of force majeure, within a period of time in months (rounded up to the nearest month), from the date of the T-2 Notice, equal to 50% of the T-1 Term.

13.4
If Teck has not incurred the T-2 Requirement within the time period specified in § 13.3, Teck may pay in cash to Kingsmere, within 30 days of the due date listed for the Expenditures, the amount of the deficiency and any amount so paid shall thereupon be deemed to have been Expenditures duly and timely made or incurred by Teck.

13.5
Subject to earlier termination hereunder, Teck shall have exercised its T-2 Option on the date (“T-2 Exercise Date”) that it has completed the T-2 Requirement in accordance with § 13.3 or § 13.4 and delivered Notice thereof to Kingsmere which Notice shall include a statement in reasonable detail evidencing such Expenditures and a technical report on the results obtained from such Expenditures. On the T-2 Exercise Date, the Property shall be owned by Teck as to a 65% interest and Kingsmere as to a 35% interest and a Joint Venture shall be deemed to be formed under § 15.1(b).

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202 telephone: 509 747-6111 facsimile: 509 459-4400

13.6	The T-2 Option will expire if Teck does not deliver the T-2 Notice within the time permitted in § 13.2 and will terminate if:

(a)	Teck fails to incur the requisite Expenditures as contemplated in § 13.3 and fails to make a cash payment in lieu of the deficiency pursuant to § 13.4; or

(b)	Teck elects to terminate the T-2 Option which it may do at any time by giving Notice to Kingsmere;

whereupon the Property will be held 51% by Teck and 49% by Kingsmere and a Joint Venture shall be deemed to be formed under § 15.1(a).

14.         Rights and Obligations during T-1 Option and T-2 Option

14.1	During the term of any T-1 Option and any T-2 Option Teck shall have the exclusive right and option, as between Kingsmere and Teck, to:

(a)	enter upon the Property;

(b)          have exclusive and quiet possession thereof;

(c)
do such prospecting, exploration, development or other mining work thereon and thereunder as Teck in its sole discretion may consider advisable including, without limitation, the removal of ores, minerals and metals from the Property but only for the purpose of testing; and

(d)	bring and erect upon, and remove from, the Property such facilities and workings (whether fixed or moveable) as Teck may consider advisable.

and Teck shall:

(e)
assume all obligations and liabilities associated with any leases, licenses and authorizations in relation to the Property, and in connection therewith Teck shall have the same rights and obligations as Kingsmere had under §9.3 during the K-1 Option term;

(f)
by March 1st in each year, deliver to Kingsmere a statement showing in reasonable detail the Expenditures incurred by Teck on the Property for the 12 month period ending December 31st and the aggregate Expenditures incurred to the end of such period. Kingsmere shall have the same audit rights with respect to such statement as did Teck under §9.2 during the K-1 Option period.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202 telephone: 509 747-6111 facsimile: 509 459-4400

Joint Venture Terms

15.            Formation, Funding and Dilution of the Joint Venture

15.1
A joint venture (the “Joint Venture”) shall be deemed to be formed on the later of the T-1 Exercise Date and T-2 Exercise Date or the date that the T-2 Option terminates or expires unexercised (the “Participation Date”), to further explore and, if warranted, develop the subject Property, with the parties’ Joint Venture interests being:

(a)	51% Teck and 49% Kingsmere if the Joint Venture is formed as a result of §12.5 or § 13.6; or

(b)	65% Teck and 35% Kingsmere if the Joint Venture is formed as a result of §13.5.

15.2	From the formation of the Joint Venture, each party shall be liable for its pro-rata share of Costs and liabilities in accordance with its interest in the Joint Venture.

15.3 On the Participation Date, the total initial deemed Costs (“TDC”) for the purposes of the Joint Venture shall be equal to the sum of 100% of all Expenditures incurred by Teck to the Participation Date plus 100% of all Expenditures incurred by Kingsmere to the Participation Date. Teck’s initial deemed Costs shall be an amount equal to Teck’s initial interest in the Joint Venture on the Participation Date (being 51% or 65% as the case may be) multiplied by the TDC and Kingsmere’s initial deemed Costs shall be an amount equal to Kingsmere’s initial interest in the Joint Venture on the Participation Date (being 49% or 35% as the case may be) multiplied by the TDC.

15.4	Subsequent to the Participation Date, the respective interests of the parties shall be determined from time to time as being equal to the product obtained by:

(a)	multiplying 100% by;

(b)	the respective parties initial deemed Costs on the Participation Date under §15.3 plus the amount of the respective parties’ contributions to Costs subsequent to the Participation Date;

(c)	divided by the TDC plus the amount of all contributions to Costs made subsequent to the Participation Date by all parties.

15.5
Prior to a Production Decision, if a party elects not to contribute its pro-rata share of Costs of a work program or Feasibility Study, the other parties may contribute such shortfall pro-rata to their interests and if another party contributes to the shortfall thereby created the interests of the parties shall be adjusted according to § 15.4 so that each party holds an interest in the Joint Venture proportionate to its deemed and actual contributions. However, if any program is completed with less than 80% of the budgeted Costs having been incurred, the non-contributing party may contribute, within 30 days of completion of the program, its proportionate share of the actual Costs incurred and thereby maintain its interest.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

15.6
If any party dilutes its interest to less than 10% in the Joint Venture, its interest shall then be converted to a 5% net profit interest royalty on the Property (the “NPI”), as further defined in Schedule “C”.

15.7
A party shall be entitled to surrender its interest to the other parties on Notice to them. A surrender of interest shall not release a party from liabilities accrued prior to the effective surrender date. Should the other parties not consent to receive the interest offered for surrender under this § 15.7 then the Joint Venture shall be terminated and the assets shall be liquidated or sold and the assets or proceeds from the sale thereof distributed to the parties, net of liabilities hereunder or related thereto, in accordance with their interests in the Joint Venture. Each party shall be responsible for its cost share of all costs and expenses related to such termination and liquidation.

15.8	Upon payment for Costs incurred by the Operator under the Joint Venture, a partycontributing to those Costs shall be entitled to all tax benefits with respect thereto.

16.          Management Committee

16.1
Upon the formation of the Joint Venture, a management committee (the “Management Committee”) shall be formed to manage all exploration, development and operating programs on the Property with Kingsmere and Teck each having two representatives. Decisions will be made by simple majority vote based on the parties’ interests and each party’s representatives shall have a collective vote equal to the interest held by the party they represent.

17.          Operator

17.1
Except as otherwise specifically provided for herein to the contrary, Teck shall be the initial operator (the “Operator”) of all programs on the Property, and shall remain as Operator so long as Teck holds the single largest interest in the Joint Venture. The Operator will be responsible for the daily direction of exploration, development and mining activities which it carries out on behalf of the Joint Venture and, in connection therewith, will have the same rights and obligations as set out in §9.1, §9.2 and §9.3(a) through §9.3(f).

18.           Costs Defined

18.1          "Costs" means:

(a)	all costs, expenses, charges and outlays, direct and indirect, made or incurred by the Operator on or in respect of the Property after the formation of the Joint Venture; and

(b)	an Operator's fee as follows:

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

(i)	an operator's fee of 10% of all costs, expenses, changes and outlays under § 18.1(a) incurred during the Joint Venture exploration period (prior to a Production Decision); and

(ii)	an operator's fee of 3% of costs incurred after a Production Decision is made for the Property.

This fee is intended as a reimbursement of the costs of the time incurred by head office management and support functions in respect of approval programs on the Property, which is not billed as cost under § 18.1(a). The fee has been established on the basis that the party acting as Operator shall not profit nor suffer loss by virtue of providing these services. This fee shall not be subject to audit but may be reviewed by the parties from time to time.

19.          Exploration Programs

19.1
Prior to a Production Decision, the Operator shall propose draft work programs, by February 28th  of each year, for Management Committee approval and carry out approved programs. Any Feasibility Study (as defined in §21.2) shall be prepared under a separate program and budget and shall be for such term as the Operator feels is appropriate for the completion of such Feasibility Study.

19.2
Each party may, within 30 days of Management Committee approval, elect to contribute its proportionate share of the Costs required to conduct each program. If a party (a “Non-Contributor”) elects or is deemed to have elected not to contribute its proportionate share of a program, the other party (a “Contributor”) that has elected to contribute its proportionate share of the program may give Notice to the Operator and the Non-Contributor stating that it will contribute, in addition to its own proportionate share, the proportionate share of the Non-Contributor.

19.3	Notwithstanding §20.1, the Operator will not proceed with any program which is not fully subscribed. If the parties fully subscribe to a program, the Operator will proceed with such program.

19.4
The Operator may invoice for exploration Costs incurred or to cash call reasonably in advance of requirements. If a party has elected to contribute to a program and does not pay the amount invoiced for said program within 30 days, the Operator may demand payment. If payment is not made within 30 days of demand, and subject to §20.1, the Operator may, in its sole discretion, elect to either:

(a)
advance all of the unpaid Cost share of the defaulting party. The party or parties making the advance will be entitled to recover the amount so paid, together with interest thereon from the date so paid at the Prime Rate plus 2% calculated monthly. The party or parties making the advance shall have a lien against the defaulting party’s interest, which it may enforce by selling the defaulting party’s interest; or

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

(b)
pay the amount of the defaulted payment, in which case the defaulting party shall be deemed to have incurred dilution at a rate equal to twice the standard dilution rate. Thereupon the interests of the defaulting party and each party that made payment shall be adjusted and the deemed total Costs of those parties shall be adjusted to reflect the interest held (i.e.: the defaulting parties deemed Costs shall be reduced by an amount which is equal to the defaulted payment (in this § 19.4 the “reduced amount”) and the total deemed Costs of the parties who made payment on behalf of the defaulting party shall be increased by the payment made plus an equal share of the reduced amount); provided that if a party's interest is reduced to less than 10% it shall be deemed to have assigned and conveyed its interest to the other party, or parties as the case may be, and in consideration therefore the defaulting party will be entitled to receive a NPI capped at such party’s actual contributions to Costs hereunder. The remaining parties shall apportion the assigning party’s deemed Costs amongst them pro rata to their interests and adjust their interests according to § 15.4. If a written demand is made as aforesaid, it shall contain a reminder to the party upon which demand is being made that its interests under this Agreement will be converted to a NPI interest if payment of its proportionate share is not made as demanded.

20.         Mandatory Program

20.1
If, in any year prior to a Production Decision, there is no approved program and circumstances are such that the Operator must incur Costs in order to maintain tenure to the Property, to satisfy contractual obligations or obligations imposed by law or to prevent waste or protect life and property, the Operator shall be entitled to propose a program (the "Mandatory Program") of Costs to maintain tenure to the Property, to satisfy contractual obligations that have been entered into as the result of a previously approved program and to satisfy obligations imposed by law or to prevent waste or protect life and property. The Mandatory Program shall be deemed to be approved and each of the parties shall be obligated to contribute its proportionate share of Costs. If payment is not made within 30 days of written demand, the other party may elect to advance the amount of the defaulted payment and the defaulting party shall be deemed to have assigned and conveyed its interest to the other party, or parties as the case may be, and in consideration therefore the defaulting party will be entitled to receive a NPI capped at such party’s actual contributions to Costs hereunder. The remaining parties shall apportion the assigning party’s deemed Costs amongst them pro rata to their interests and adjust their interests according to §15.4. If a written demand is made as aforesaid, it shall contain a reminder to the party upon which demand is being made that its interests under this Agreement will be converted to a NPI interest if payment of its proportionate share is not made as demanded.

21.          Feasibility Study

21.1
The Management Committee may direct the Operator to prepare a Feasibility Study, as herein defined, as a separate program. The Feasibility Study is to be in a form which the Operator, acting reasonably and in good faith, considers suitable for each of the parties to present to a lender in an application for production financing for their respective shares of mine construction Costs if the Feasibility Study was assumed to be positive and a production decision was assumed to be made.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

21.2
“Feasibility Study” means a study prepared pursuant to this Agreement that shows the feasibility of placing the Property or part thereof into commercial production. Any Feasibility Study prepared pursuant to this Agreement shall contain the geological, engineering, operating, economic and other factors which the Operator considers relevant, in sufficient detail to provide a comprehensive analysis of the economic and technical viability of constructing and operating a mine on the Property. The Feasibility Study shall examine the following matters: ore reserves; mining methods; metallurgy and processing (including metal recovery); environment, tailings and waste disposal; capital and operating cost estimates; manpower, social and community affairs; transportation methods and costs; marketing; project financing alternatives; a sensitivity analysis; such other matters as the Operator considers appropriate. The Feasibility Study shall include at least the following information:

(a)	a description of that part of the Property to be covered by the proposed mine;

(b)	the estimated recoverable reserves of minerals and the estimated composition and content thereof;

(c)	the proposed procedure for development, mining and production;

(d)	results of ore amenability tests;

(e)
the nature and extent of the facilities proposed to be acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study shall also include a preliminary design for such mill;

(f)
the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements;

(f)	all environmental impact studies and costs;

(g)	the period in which it is proposed the Property shall be brought to commercial production;

(h)
such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account relevant business, tax and other economic considerations; and

(i)	working capital requirements for the initial four months of operation of the Property as a mine or such longer period as may be reasonably justified in the circumstances.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

22.          Production Decision and Funding

22.1
The Management Committee shall not meet to consider a Feasibility Study any sooner than 60 days after it was delivered to each party, unless the parties agree to an earlier meeting. Any decision to place the Property into production is to be based on a production plan approved by the Management Committee and based on an approved Feasibility Study with such modifications, if any, as the Management Committee considers necessary or desirable.

22.2
The Management Committee may approve a production plan (including a mine construction Cost estimate, with reasonable allowance for contingencies, which the Management Committee considers necessary to implement the production plan, together with a schedule of advances which the parties shall be required to make in respect of Costs required to construct and to operate the mine) and the giving of a Notice to each of the parties that a decision has been made to construct a mine on the Property (a “Production Decision”).

22.3
Each party may, by Notice within 60 days of receipt of Notice of a Production Decision, elect to participate in placing the Property into production by committing to contribute its proportionate share of the Costs required to construct and to operate the mine in proportion to its interest, or some lesser share but at least 10%. If a party so elects to contribute, it shall be deemed to hold an interest equivalent to that percentage which it elected to contribute. If a party elects not to contribute at least a 10% share, it shall be deemed to have assigned and conveyed its interest to the other party, or parties as the case may be, and in consideration therefore the party will be entitled to receive a NPI. If a party elects to fund some lesser share than its entire interest percentage, but at least 10%, the interest that was forgone in the election shall be deemed to have been assigned to the other party, for no consideration, if such other party elects to increase its contribution thereby. If elections have not been made to fully fund the mine construction Costs then the production plan shall be deemed withdrawn.

22.4
A party that elected to contribute to mine construction Costs as contemplated in §22.3 shall separately provide its share of mine construction Costs. Solely in order to secure loans to meet its contributions toward mine construction Costs, a party may pledge, mortgage, charge or otherwise encumber its interest provided that pledgee, mortgagee, holder of the charge or encumbrance undertakes in writing with all of the parties that:

(a)	its security shall be held subject to this Agreement;

(b)	its remedies under that security shall be limited to the sale of the whole (but only the whole) of the encumbering party’s secured interest; and

(c)	its security and right of payment shall be subordinate to the terms of this Agreement.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

23.          Mine Construction and Operations

23.1
A mine shall be constructed substantially in conformity with the production plan approved under §22.2, but subject to the right of the Management Committee to approve such reasonable variations in construction as it may deem advisable. Upon mine construction commencing the Operator shall provide monthly progress reports to the non-Operator.

23.2
Commencing with the completion date of mine construction, all mining operations shall be planned and conducted and all estimates, reports and statements shall be prepared and made on the basis of annual operating plans approved by the Management Committee. Operating plans will be decided by the Management Committee on a calendar year basis taking into reasonable account the views of the parties in respect of the operating plans with the intent that operating plans will be designed so that the mine is operated at production rates contemplated in the Feasibility Study but subject to the right of the Management Committee to approve such reasonable variations in production rates as it may deem advisable. If the Management Committee is deadlocked over the first or any subsequent operating plan, the operating plan proposed by the Operator will prevail provided the budget does not exceed the budget forecast for that year in the Feasibility Study, or a forecast subsequently unanimously approved by the Management Committee, plus 10%.

23.3
The Operator may invoice for mine construction Costs or mine operating Costs incurred or to cash call reasonably in advance of requirements. If a party does not pay the amount invoiced within 30 days, the Operator may demand payment. If payment is not made within 30 days of demand the other party may elect to pay all or a portion of the unpaid cost share of the defaulting party. If the other party advances such unpaid share, then it shall be entitled to recover the amount so paid, together with interest thereon from the date so paid at a per annum rate equal to Prime Rate plus 2%, calculated monthly. The party making the advance shall have a lien against the defaulting party’s interest and shall have:

(a)	the right to take possession of all or a portion of the defaulting party’s interest in the Property and to sell, or purchase, such interest to recover the amount of such default;

provided that

(b)
if the Property is in production the party making the advance will, in the interim of proceeding under §23.3(a) above, have a prior and a first right to receive, sell and retain the profits from the share of mineral products of the defaulting party until such party has received proceeds of a value equal to (after the costs of sale of the mineral products and costs of enforcement of the lien) the amount advanced, together with interest thereon at the rate specified.

23.4
The Management Committee may temporarily suspend or permanently terminate operations pursuant to a suspension or closure plan approved by the Management Committee. The definitive agreement contemplated under §33.2 shall provide for suspension of operations during sustained periods of sustained negative operating cash flow and a process for resumption of suspended operations.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

24.         Abandonment of Property

24.1
If the Management Committee elects to abandon any mineral claim comprising the Property and any party (the “Contesting Party”) has voted against such abandonment, then each party shall be notified promptly of such abandonment at least 60 days prior to the anniversary of the recording date for the claim to be abandoned. If the Contesting Party, within 30 days of receiving a Notice of abandonment, notifies the Management Committee that the Contesting Party wishes to acquire the abandoned claim, then the parties shall cause a transfer of the claim to be abandoned to the Contesting Party as soon as practicable thereafter.

25.         Indemnification During Joint Venture

25.1
Subject to §25.2 and §25.5, following the formation of the Joint Venture, each party shall indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury and death, including legal fees, resulting from any act or omission of the Operator or its officers, employees or agents.

25.2
Notwithstanding §25.1, the Operator shall not be indemnified nor held harmless by any of the parties for any loss, liability, claim, demand, damage, expense, injury or death (including, without limiting the generality of the foregoing, legal fees) resulting from the negligence or willful misconduct of the Operator or its officers, employees or agents.

25.3	An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

(a)	at the direction, or within the scope of the direction, of the Management Committee; or

(b)	with the concurrence of the Management Committee; or

unilaterally and in good faith by the Operator to protect life or property; shall be deemed not to be negligence or willful misconduct provided that the Operator has otherwise performed its duties and obligations as contemplated in § 17.1.

25.4
The obligation of the other Parties to indemnify and save the Operator harmless pursuant to §25.1 shall be in proportion to their respective interest in the Joint Venture as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

25.5
The Operator shall not be liable to any other party nor shall any party be liable to the Operator in contract, tort or otherwise for any special or consequential damages, including, without limiting the generality, loss of revenues or profits.

26.         Marketing Rights

26.1
A party contributing to mine construction Costs and mine operating Costs shall take, in kind, its proportionate share of any minerals produced and to separately dispose of the same. Kingsmere shall appoint Teck as their sole marketing agent to sell and dispose of their share of all base metals or base metal concentrates produced from the Property. Kingsmere and Teck shall negotiate in good faith as to the commercially competitive terms under which Teck shall market Kingsmere’s share of such products.

Terms Applicable to the Entire Agreement

The following terms apply to the K-1 Option, T-1 Option, T-2 Option and Joint Venture phases:

27.         Restrictions On Alienation

27.1	Except in accordance with this Agreement no party shall transfer, sell, dispose or encumber its interest in the Property or rights under this Agreement.

27.2           No party shall institute any proceedings to partition the Property.

27.3
Subject to §27.4 and §27.5, each party shall have the right to transfer, sell or assign its interest or rights under this Agreement to a third party. For greater certainty, a party wishing to dispose of its interest or rights under this Agreement does not have to offer to sell all or any such interest or rights under this Agreement to the other party.

27.4
Prior to Kingsmere Earn-in Date, should Kingsmere transfer, sell or assign its interest or rights under this Agreement to a third party such transfer, sale or assignment shall be subject to Kingsmere unconditionally guaranteeing to Teck the due and punctual payment by such assignee of any shortfall in the Expenditures and any interest as contemplated in §4.6 of this Agreement.

27.5
Any allowable transfers under this §27 are subject to: (a) the transferee delivering, in a form acceptable to the other party, a document whereby it agrees to be bound by, and comply with, the terms of this Agreement; and (b) such assignment does not result in any one party holding less than a 10% interest in the Property and if a party assigns, transfers, sells or disposes of an interest in this Agreement or the Property to an affiliate, it shall, so long as such party remains an affiliate covenant to cause such affiliate to perform all of the obligations on its part to be performed under this Agreement so long as such party remains an affiliate.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

28.         Area of Interest

28.1
During the term of this Agreement and any Joint Venture formed hereunder, there shall be an area of interest around the Property which will comprise any lands within the area of interest, inclusive of the Property, as the area of interest is described on the attached Schedule “A1”. If either party stakes or acquires any surface or water rights or mineral Property within the area of interest, it will offer to have those rights or Property included in this Agreement; it being agreed that the parties shall consult each other prior to making any acquisitions of lands held by third parties within the area of interest. The other party shall have 30 days to elect whether to accept that offer and, where appropriate, pay its share of the costs of acquisition; failing which election and payment, the acquiring party may retain the rights or Property so acquired free of the terms of this Agreement. This Agreement shall not restrict the rights of either party to acquire mineral rights or other Property outside the area of interest.

28.2	If the K-1 Option terminates the area of interest provision shall remain in effect as follows:

(a)	in the case of Kingsmere’s obligations to Teck, for 120 days after Kingsmere has delivered a comprehensive report under §6.1(c) to Teck in respect of Kingsmere’s work on the Property; and

(b)           shall terminate immediately with respect to Teck’s obligations to Kingsmere. 29.Force Majeure

29.1
A party may claim force majeure if such party is prevented from or delayed in performing any obligation under this Agreement by any cause beyond its reasonable control, excluding only lack of finances, but including, without limitation, acts of God, strikes, lockouts, or other industrial disputes, laws, rules and regulations or orders of any duly constituted court or governmental authority, acts of terrorism, acts of the public enemy, war, insurrection, riots, fire, storm, flood, unusually harsh weather causing delay, explosion, government restriction, failure to obtain any approvals required from regulatory authorities or unavailability of equipment, materials or transportation (provided the approvals were properly applied for and pursued in good faith and on a timely basis or the equipment, materials or transportation were sought in a timely way), any delay by a regulatory authority in renewing a tenure to the Property or, where a party is entitled thereto, to a higher form of tenure being issued (provided applications therefor were made reasonably in advance of the tenure due date and pursued in good faith), interference by third party interests groups (including environmental lobbyists and First Nations or indigenous peoples’ groups) or other causes whether of the kind enumerated above or otherwise, then the time for the performance of that obligation shall be extended for a period equivalent to the total period the cause of the prevention or delay persists regardless of the length of such total period. A party may also claim force majeure, if such party, acting reasonably, believes that social or political unrest in the region of the Property or the threat of that unrest will endanger the safety of its employees or the employees of its contractors if the party were to continue with the work program unless such social or political unrest is caused by action or inaction by that party. The party that claims force majeure shall promptly notify the other party and shall take all reasonable steps to remove or remedy the cause of the prevention or delay insofar as it is reasonably able to do so and as soon as possible. The party claiming force majeure will provide the other party with a regular a written report summarizing events that have occurred and prospects for resolution.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

30.            Confidentiality and Disclosure

30.1
During the term of this Agreement, all information and data concerning the Property shall generally be kept confidential and, except to the extent required by law or in connection with the customary reporting requirements, investor relations activity or financing activities of a party or its affiliates, shall not be disclosed to any person other than an affiliate without the prior consent of the other party, which consent shall not unreasonably be withheld, conditioned or delayed.

30.2        A party (or its affiliates) proposing:

(a)	a press release; or

(b)	other written public disclosure, to the extent that such public disclosure contains material information not previously publicly disclosed;

relating to the Property, or the terms of this Agreement, work thereon, or the activities of the parties or their affiliates with respect thereto, shall provide a copy to the other party for its information and comments using its commercially reasonable efforts to ensure it is provided at least 3 business days (being a business day in Vancouver, B.C. and Reno, Nevada, a “Business Day”), prior to release. Any comments that the receiving party may make shall not be considered certification by the other party of the accuracy of the information in such release, or a confirmation by it that the content of such release complies with the rules, policies, by-laws and disclosure standards of the applicable regulatory authorities or stock exchanges. If the receiving party fails to provide comments within said time period the providing party may, subject to §30.3 make the proposed release.

30.3
Each party shall obtain prior approval of the other party before issuing any press release, other public disclosure or public statement using the other party’s name, the name of any of the officers, directors or employees of the other party, or the name of any of its affiliates. The foregoing prohibition shall not apply if disclosure of the other party’s name is required, in the opinion of counsel to a party, by applicable public disclosure requirements however in such a case the party wishing to make the disclosure must provide a copy to the other party for its information and comments using its best efforts to ensure it is provided at least 3 Business Days prior to release. However, such approval shall not be considered certification by the other party of the accuracy of the information in such release, or a confirmation by it that the content of such release complies with the rules, policies, by-laws and disclosure standards of the applicable regulatory authorities or stock exchanges.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

30.4
For greater certainty and notwithstanding the foregoing, the parties acknowledge and agree that the provisions of §30.1 and §30.2 shall not operate so as to prevent either party from complying with its timely disclosure obligations under applicable law and regulations.

31.           Notices

31.1
Any notice (“Notice”), direction or other instrument given hereunder shall be in writing and will, if delivered, be deemed to have been given and received on the Business Day following the day it was delivered and, if sent by facsimile prior to 5:00 p.m. local time of the place of receipt), be deemed to have been given or received on the Business Day following the day it was so sent, or in the case of facsimile sent outside normal business hours, on the next following Business Day. Any Notice to be given under this Agreement will be addressed as follows:

If to Teck:

Teck CO, LLC,
Suite 300, 501 North Riverpoint Blvd.
Spokane, WA 99202 USA

Attention: President

Fax (509) 459-4400

With a copy to Teck Resources Limited:

Teck Resources Limited
3300 - 550 Burrard Street
Vancouver, BC
Canada
V6C 0B3

Attention: Corporate Secretary

Fax: (604) 699-4729

If to Kingsmere at:

Kingsmere Mining Ltd.
73460 Desert Greens Drive N.,
Palm Desert, California 92260

Attention: President

Fax: (604) 960-0536

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

Any party may at any time give to the other Notice of any change of address of the party giving such Notice and from and after the giving of such Notice, the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving Notice hereunder.

32.          Termination

32.1         This Agreement shall terminate upon the occurrence of the earliest of:

(a)	a termination of the K-1 Option pursuant to §6;

(b)           except with respect to Teck’s NSR royalty, the expiry of T-1 Option unexercised;

(c)	except with respect to a NPI royalty received by a party under § 15.6, § 19.4(b), §20.1 or §22.3, one party acquiring 100% interest in the Property after formation of the Joint Venture; or

(d)	sale or other disposition of the Property and other assets following the written agreement by the parties to wind down and terminate the Joint Venture.

33.         Definitive Agreement

33.1	This Agreement shall be a binding agreement between the parties, until such time, if any, as a more definitive is executed, that shall govern joint operations on or in respect of the Property.

33.2
After the execution of this Agreement, and prior to Teck delivering the T-1 Exercise Notice, Teck’s solicitors shall prepare a definitive agreement, which the parties shall endeavour to settle in a timely fashion.

34.           Governing Law

34.1
This Agreement shall be governed by the laws of the State of Nevada and the parties agree to attorn to the jurisdiction of the courts of the State of Nevada on any legal proceedings related to this Agreement.

35.         General

35.1	This is the entire agreement between the parties relating to the Property and supersedes all previous negotiations and communications related to the terms set out in this letter.

35.2	A Memorandum of this Agreement substantially in the form of Schedule “D” shall be recorded with the Pershing County, Nevada recording office after execution of this Agreement.

35.3	Each of the parties shall do all such further acts and execute and deliver such further deeds and documents as shall be reasonably required in order fully to perform the terms of this Agreement.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

35.4	No modification of this Agreement shall be valid unless made in writing and duly executed by the parties.

35.5	The rights and obligations of the parties shall be several.

35.6	Nothing contained in this Agreement shall be construed as creating a partnership or in imposing any fiduciary duty on any party.

35.7
The failure of a party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the party’s right thereafter to enforce any provision or exercise any right.

35.8
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability without affecting the remaining provisions of this Agreement.

35.9
This Agreement may be executed in counterparts and by facsimile, each of which when so executed shall be deemed an original, and such counterparts shall together constitute but one and the same instrument.

35.10	This Agreement shall be read with such changes in gender or number as the context shall require.

35.11	The captions in this Agreement have been provided for ease of reference and shall be disregarded in interpreting this Agreement.

35.12
Unless otherwise stated, a reference to an Article means an Article of this Agreement and the symbol “§” followed by a number or some combination of numbers and letters refers to the provision of this Agreement so designated and the symbol “§” followed by a letter within a provision refers to a clause within such provision. A reference to “this Agreement”, “hereof”, “hereunder”, “herein” or words of similar meaning, means this agreement including the schedules hereto, together with any amendments thereof.

35.13	Time is of the essence in this Agreement and the performance by the parties of their respective duties and obligations hereunder.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

If the terms set out above are satisfactory please sign all copies of this Agreement and return three copies to Teck. Upon receipt of the signed copy this Agreement shall become a binding and enforceable agreement which will continue in effect until such time, if any, as it is replaced by a more formal and comprehensive agreement.

Yours truly,

TECK CO, LLC

By:
C. Bruce DiLuzio
President

Agreed this 26th day of October 2009

KINGSMERE MINING LTD.

By:
[Title: ]

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

This is SCHEDULE “B” to the Haystack Agreement between
Teck CO, LLC and Kingsmere Mining Ltd.
dated October 26, 2009

NET SMELTER RETURNS ROYALTY
1           THE ROYALTY

1.01       An NSR royalty has been reserved pursuant to the Agreement. The royalty shall be 2.5% of Net Smelter Returns.

2           DEFINITION

2.01       "Net Smelter Returns" for purposes of the Agreement are defined as follows:

(a)           where all or a portion of the ores or concentrates derived from the Property are sold as ores or concentrates, the Net Smelter Returns shall be the gross amount received from the purchaser following sale thereof after deduction of:

(i)           if applicable under the sale contract, of all smelter charges, penalties and other deductions;

(ii)           all costs of transporting and insuring the ores or concentrates from the mine to the smelter or other place of final delivery; and

(iii)           sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, but excluding income taxes of the Royaltypayor; and

(b)            where all or a portion of the said ores or concentrates derived from the Property are treated in a smelter and a portion of the metals recovered therefrom are delivered to, and sold by Royaltypayor, the Net Smelter Returns shall be the gross amount received from the purchaser following sale of the metals so delivered, after deduction of:

(i)           all smelter charges, penalties and other deductions;

(ii)           all costs of transporting and insuring the ores or concentrates from the mine to the smelter; and

(iii)           if applicable under the smelter contract, all costs of transporting and insuring the metals from the smelter to the place of final delivery by the purchaser; and

(iv)           sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, but excluding income taxes of the Royaltypayor.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

Where any ores or concentrates are sold to, or treated in, a smelter owned or controlled by Royaltypayor, the pricing for that sale or treatment will be established by Royaltypayor on an arms-length basis so as to be fairly competitive with pricing, net of transportation, insurance, treatment charges and other related costs, then available on world markets for product of like quantity and quality.

3          PAYMENT OF NET SMELTER RETURNS

3.01     If a party becomes entitled to a Net Smelter Returns royalty pursuant to the Agreement, the party paying the Net Smelter Returns (the “Royaltypayor”) shall calculate the Net Smelter Returns and the sums to be disbursed to the party receiving the Net Smelter Returns (the “Royaltyholder”) as at the end of each calendar quarter.

3.02           The Royaltypayor shall, within 60 days of the end of each calendar quarter, as and when any Net Smelter Returns are available for distribution:

(a)           pay or cause to be paid to the Royaltyholder that percentage of the Net Smelter Returns to which the Royaltyholder are entitled under the Agreement;

(b)           deliver to the Royaltyholder a statement indicating:

(i)           the gross amounts received from the purchaser contemplated in §2.01 of this Schedule “B”;

(ii)           the deductions therefrom in accordance with §2.01 of this Schedule “B”;

(iii)           the amount of Net Smelter Returns remaining; and

(iv)           the amount of those Net Smelter Returns to which the Royaltyholder are entitled;

supported by such reasonable information as to the tonnage and grade of ores or concentrates shipped as will enable the Royaltyholder to verify the gross amount payable by the smelter or other purchaser.

4           ADJUSTMENTS AND VERIFICATION

4.01      Payment of any Net Smelter Returns by Royaltypayor shall not prejudice the right of Royaltypayor to adjust any statement supporting the payment; provided, however, that all statements presented to the Royaltyholder by Royaltypayor for any quarter shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the quarter to which the statement relates, unless within that 12-month period Royaltypayor gives Notice to the Royaltyholder claiming an adjustment to the statement which will be reflected in subsequent payment of Net Smelter Returns.

4.02      Royaltypayor shall not adjust any statement in favour of itself more than 12 months following the end of the quarter to which the statement relates.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

4.03      The Royaltyholder shall, upon 30 days' Notice in advance to Royaltypayor, have the right to request that Royaltypayor have its independent external auditors provide their audit certificate for the statement or adjusted statement, as it may relate to the Agreement and the calculation of Net Smelter Returns.

4.04      The cost of the audit certificate shall be solely for the Royaltyholder's account unless the audit certificate discloses material error in the calculation of Net Smelter Returns, in which case Royaltypayor shall reimburse the Royaltyholder the cost of the audit certificate. Without limiting the generality of the foregoing, a discrepancy of one percent in the calculation of Net Smelter Returns shall be deemed to be material.

5           ROYALTYPAYOR TO DETERMINE OPERATIONS

5.01      The Royaltypayor will have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers prudent or appropriate to do so. The Royaltypayor will owe the Royaltyholder no duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which the Royaltypayor may determine in its sole and unfettered discretion. The Royaltypayor may, but will not be obligated to treat, mill, heap leach, sort, concentrate, refine, smelt, or otherwise process, beneficiate or upgrade the ores, concentrates, and other products at sites located on or off the Property, prior to sale, transfer, or conveyance to a purchaser, user, or consumer. The Royaltypayor will not be liable for mineral values lost in processing under sound practices and procedures, and no royalty will be due on any such lost mineral values.

6           COMMINGLING

6.01      Ores, concentrates and derivatives mined or retrieved from the Property may be commingled with ores, concentrates or derivatives mined or retrieved from other Property. All determinations required for calculation of Net Smelter Returns, including without limitation the amount of the metals contained in or recovered from ores, solutions, concentrates or derivatives mined or retrieved from the Property, the amount of the metals contained in or recovered from commingled ores, solutions, concentrates or derivatives shall be made in accordance with prudent engineering, metallurgical and cost accounting practices.

7           TRADING ACTIVITIES

7.01      The Royaltypayor may, but need not, engage in forward sales, futures trading or commodity options trading, and other price hedging, price protection, and speculative arrangements (“Trading Activities”) which may involve the possible delivery of base or precious metals produced from the Property. The parties acknowledge and agree that the Royaltyholder shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Trading Activities.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

This is SCHEDULE “C” to the Haystack Agreement between
Teck CO, LLC and Kingsmere Mining Ltd.
dated October 26, 2009

NPI ROYALTY

1            THE ROYALTY

1.01	An NPI Royalty has been reserved pursuant to the Agreement. The royalty shall be 5% of Net Profits.

2            OBLIGATION

2.01
If a party (the “Royaltyholder”) becomes entitled to an NPI Royalty pursuant to the Agreement, Holdco (hereinafter the “Royaltypayor”) shall calculate, as at the end of each calendar quarter subsequent to the Completion Date, the Net Profits in accordance with generally accepted accounting principles consistently applied as applied in the Canada.

2.02	Subsequent to the Completion Date, the Royaltypayor shall within 60 days of the end of each calendar quarter:

(a)           deliver to the Royaltyholder a statement indicating:

(i)	the Gross Receipts during the calendar quarter;

(ii)           the deductions therefrom made in the order itemized in §3.01 of this Schedule C;

(iii)           the amount of Net Profits remaining, if any; and

(iv)	the amount of those Net Profits, if any, to which the Royaltyholder is entitled; and

(b)	pay or cause to be paid to the Royaltyholder that percentage of the Net Profits, if any, to which the Royaltyholder is entitled under the Agreement.

2.03
Nothing contained in the Agreement or this Schedule C shall be construed as conferring on the Royaltyholder any right to or interest in any Property or assets except the right to receive royalty payments from the Royaltypayor as and when due.

3            NET PROFITS DEFINED

3.01
"Net Profits" means the Gross Receipts minus deductions therefrom, to the extent of but not exceeding the amount of those Gross Receipts, of the then net unrecovered amounts of the following classes of Costs, as further defined in §4.01(c), made in the following itemized order:

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

(a)           Marketing Costs;

(b)           Distribution Costs;

(c)           Operating Costs;

(d)           Taxes and Royalties;

(e)           Interest Costs;

(f)           Capital Costs; and

(g)           Exploration Costs.

3.02
For greater certainty, in calculating Net Profits at any time, each of the classes of Costs shall constitute a separate pool from which all Costs deducted on any previous quarterly calculation shall be removed and to which Costs of those classes recorded since the date of the Agreement (in the case of the first quarterly calculation) or since the date of the last quarterly calculation (in the case of any calculation subsequent to the first quarterly calculation) shall be added.

3.03
If the application of credits to a pool of Costs results in a negative balance in that pool of Costs, the amount of any negative balance from a Cost pool shall be applied to reduce the balances then remaining in pools itemized in §3.01 of this Schedule C in the order itemized.

4            DEFINITIONS

4.01	In addition to the definitions provided in the Agreement and without limiting the generality thereof:

(a)
"Commercial Production" shall mean the operation of the Property or any part thereof as a mine but does not include milling for the purpose of testing or milling by a pilot plant. Commercial Production shall be deemed to have commenced on the first day of the month following the first 15 consecutive days during which Products have been produced from the Property

(b)	Completion Date" means the date on which the Royaltypayor determines that the project of preparing and equipping a Mine for Commercial Production is complete;

(c)
“Costs" means all items of outlay and expense whatsoever, both direct and indirect, with respect to the Property, the Products or any Mine recorded by the Royaltypayor in accordance with industry standard accounting practices applicable from time to time and, without limiting generality, more particularly:

(i)           "Capital Costs" means

(A)
all Costs of preparing and equipping a Mine for Commercial Production which are recorded by the Royaltypayor from and including the Production Decision Date to and including the Completion Date, and all Costs of obtaining financing and providing security; and

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

(B)	a charge of three percent of the Capital Costs referred to in §(A) in return for its overhead functions which are not charged directly;

(ii)          "Distribution Costs" means all Costs of

(A)
transporting Products from a Mine or a concentrating plant to a smelter, refinery or other place of delivery designated by the purchaser and, in the case of concentrates tolled, of transporting the metal from a smelter to the place of delivery designated by the purchaser;

(B)	handling, warehousing and insuring the Products; and

(C)	in the case of concentrates tolled, of smelting and refining, including any penalties thereon or in connection therewith;

(iii)          "Exploration Costs" means:

(A)	all Costs of Mining Operations recorded by the Royaltypayor prior to the Production Decision Date; and

(B)
a charge which shall not aggregate more than 10 percent of the Exploration Costs referred to in §(A), reduced to five percent on amounts in excess of $100,000 on any single third party contract, in return for its overhead functions which are not charged directly;

(iv)	"Interest Costs" means interest computed quarterly and not in advance and being the aggregate of the interest determined for each month in the quarter as follows:

(A)	the average of the opening and closing monthly outstanding balances for each month of the net unrecovered amounts of all Costs in the classes enumerated in §3.01 of this Schedule C;

(B)	multiplied by,

(C)	the Prime Rate plus two percent;

(D)	multiplied by,

(E)	the number of days in the month;

(F)	divided by,

(G)	the number of days in the year.

These Interest Costs are in lieu of an inclusion in Costs for the interest charged by third party project lenders of Capital Costs and Operating Costs;

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

(v)	"Marketing Costs" means such reasonable charge for marketing of ores and concentrates sold or of concentrates tolled as is consistent with generally accepted industry marketing practices;

(vi)          "Operating Costs" means:

(A)
all Costs of Mining Operations recorded by the Royaltypayor subsequent to the Completion Date, including, without limiting generality, an amount to be established by the Royaltypayor in good faith as representing the cost of rehabilitation which will have to be spent after Commercial Production has terminated, it being agreed that the Royaltypayor may charge a portion of that cost to the royalty account over a reasonable period of time prior to the anticipated termination of Commercial Production; and

(B)	a charge of three percent of the Operating Costs referred to in §(A) in return for its overhead functions which are not charged directly;

(vii)
"Taxes and Royalties" means all taxes (other than income taxes), royalties or other charges or imposts provided for pursuant to any law or legal obligation imposed by any government if paid by the Royaltypayor, except where such Taxes and Royalties or equivalent taxes or royalties are assessed against and paid by the Royaltyholder.

(d)
"Gross Receipts" means the aggregate of all receipts, recoveries or amounts received by or credited to the Royaltypayor in connection with this Agreement including, without limiting the generality of the foregoing:

(i)	the receipts from the sale of the Royaltypayor's proportionate share of Products produced from the Mine together with interest on those receipts calculated as follows:

(A)           the aggregate of the cumulative daily receipts for each day of the quarter;

(B)           divided by,

(C)           the number of days in the quarter;

(C)            multiplied by,

(D)            the Prime Rate;

(E)            multiplied by,

(F)            the number of days in the quarter;

(G)            divided by,

(H)            the number of days in the year;

(ii)	all proceeds received from the sale of the Property or assets subsequent to the Operative Date;

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

(iii)	all insurance recoveries (including amounts received to settle claims) in respect of loss of, or damage to any portion of the Property or assets subsequent to the Operative Date;

(iv)	all amounts received as compensation for the expropriation or forcible taking of any portion of the Property or assets subsequent to the Operative Date;

(v)	the fair market value, at the Property, of those assets, if any, that are transferred from the Property for use by the Royaltypayor elsewhere subsequent to the Completion Date; and

(vi)
the amount of any negative balance remaining after the reallocation of negative balances pursuant to §3.03 of this Schedule C; to the extent that those receipts, recoveries or amounts have not been applied by the Royaltypayor as a recovery of any of the classes of Costs itemized in §3.01 of this Schedule C;

provided that where any Products are sold to, or treated in, a smelter or refinery owned or controlled by Royaltypayor, the pricing for that sale or treatment will be established by Royaltypayor on an arms-length basis so as to be fairly competitive with pricing, net of transportation, insurance, treatment charges and other related costs, then available on world markets for product of like quantity and quality.

(e)
"Mine" means the workings established and assets acquired in order to bring the Property or a portion thereof into Commercial Production, including, without limiting generality, development headings, plant and concentrator installations and all infrastructure, plant, housing, airport, roads and other facilities.

(f)
"Mining Operations" means every kind of work done by the Royaltypayor on or in respect of the Property in contemplation or as a consequence of the Agreement including, without limiting generality, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, construction and mining, milling, concentrating, and reclamation.

(g)	“Operative Date” means the date of the Agreement.

(h)
"Prime Rate" means the weighted average of the rates of interest for the period of calculation as stated by the Bank of Montreal, Main Office, Vancouver, British Columbia, as being charged by it on Canadian Dollar demand loans to its most creditworthy domestic commercial customers.

(i)	“Production Decision Date" means the date on which a decision is made by the Royaltypayor to establish and operate a Mine on the Property.

(j)
“Products” shall mean ores, concentrates and minerals mined from the Property, or solutions, concentrates or cathodes retrieved through leaching or solution mining or solution extraction/electrowinning or other processing of mineralized material mined from the Property.

(j)	“Trading Activities” shall have the meaning set out in §7 of this Schedule C.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

5            ROYALTYPAYOR TO DETERMINE OPERATIONS

5.01
The Royaltypayor will have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers prudent or appropriate to do so. The Royaltypayor will owe the Royaltyholder no duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which the Royaltypayor may determine in its sole and unfettered discretion. The Royaltypayor may, but will not be obligated to treat, mill, heap leach, sort, concentrate, refine, smelt, or otherwise process, beneficiate or upgrade the ores, concentrates, and other products at sites located on or off the Property, prior to sale, transfer, or conveyance to a purchaser, user, or consumer. The Royaltypayor will not be liable for mineral values lost in processing under sound practices and procedures, and no royalty will be due on any such lost mineral values.

6            COMMINGLING

6.01
Ores, concentrates and derivatives mined or retrieved from the Property may be commingled with ores, concentrates or derivatives mined or retrieved from other properties. All determinations required for calculation of Net Profits, including without limitation the amount of the metals contained in or recovered from ores, solutions, concentrates or derivatives mined or retrieved from the Property, the amount of the metals contained in or recovered from commingled ores, solutions, concentrates or derivatives, gross revenues from the sale of Products, and costs and expenses allocated to the Property or Products shall be made in accordance with prudent engineering, metallurgical and cost accounting practices.

7            TRADING ACTIVITIES

7.01
The Royaltypayor may, but need not, engage in forward sales, futures trading or commodity options trading, and other price hedging, price protection, and speculative arrangements (“Trading Activities”) which may involve the possible delivery of base or precious metals produced from the Property. The parties acknowledge and agree that the Royaltyholder shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Trading Activities.

8            ADJUSTMENTS AND VERIFICATION

8.01
Payment of any Net Profits by the Royaltypayor shall not prejudice the right of the Royaltypayor to protest the correctness of the statement supporting the payment; provided, however, that all statements presented to the Royaltyholder by the Royaltypayor for any quarter shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the quarter to which the statement relates, unless within that 12 month period that the Royaltypayor gives Notice to the Royaltyholder making claim on the Royaltyholder for an adjustment to the statement which will be reflected in subsequent payment of Net Profits.

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400

8.02	The Royaltypayor shall not adjust any statement in favour of itself after the expiration of 12 months following the end of the quarter to which the statement relates.

8.03
The Royaltyholder may from time to time request reasonable supporting documentation for statements that are within the period contemplated in §8.01 and the Royaltypayor, acting in good faith, shall provide the same promptly to the Royaltyholde

8.04
If the supporting documentation and any discussion with the Royaltypayor do not resolve the Royaltyholder’s concerns, the Royaltyholder shall be entitled upon Notice to the Royaltypayor to request from the Royaltypayor that mutually accepted auditors be requested to provide the Royaltyholder with their opinion that any statement delivered pursuant to §2.02 of this Schedule C in respect of any quarterly period falling with the 12 month period immediately preceding the date of the Royaltyholder's Notice has been prepared in accordance with this Agreement. When giving any Notice aforesaid, the Royaltyholder will articulate the matter or matters of concern to it.

8.05
The time required for giving the audit opinion contemplated in §8.04 of this Schedule C shall not extend the time for the taking of exception to and making claim on the Royaltyholder for adjustment as provided in §8.01 of this Schedule C.

8.06
The cost of the auditors opinion referred to in §8.04 of this Schedule C shall be shared by the Royaltypayor and Royaltyholder unless the audit opinion reveals a material error adverse to the Royaltyholder, in which case the cost shall be solely for the account of the Royaltypayor.

8.07
If the audit opinion delivered under §8.04 does not adequately address the concerns raised by the Royaltyholder, the Royaltyholder, acting reasonably, will have the right to have an independent accounting firm, that is one of the three largest international accounting firms that does not act for either the Royaltypayor or Royaltyholder, audit the Royaltypayor’s accounts related to the calculation of Net Profits. In order to exercise this right, the Royaltyholder will provide the Royaltypayor with Notice, within 30 days of receipt of the audit opinion under §8.04, of its intention to do so. Thereupon, the Royaltyholder shall cause the accounting firm to proceed promptly and complete the audit efficiently, undertaking to minimize disruption to the Royaltypayor. The cost of this audit shall be solely for the account of the Royaltyholder.

8.08
The provisions of §8.04 and 8.07 are intended to provide an effective mechanism for the Royaltyholder to resolve its unresolved concerns regarding Net Profits accounting and not to effect a regular audit of the Net Profits calculation

TECK CO, LLC
501 N. Riverpoint Blvd. Suite 300, Spokane, WA 99202  telephone: 509 747-6111  facsimile: 509 459-4400